CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

CONFIDENTIAL TREATMENT

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is entered into as of August 3, 2006, between Inyx, Inc., a Nevada corporation or its nominee ("Buyer"), and Advanced Medical Optics, Inc., a Delaware corporation, on behalf of itself and its subsidiaries (collectively, "Seller").

R E C I T A L S

WHEREAS, Seller owns certain assets more particularly described in this Agreement, used by it in the Seller’s business (the “Business”) of selling the eye care products listed in Schedule 1 to this Agreement (the “Products”); and

WHEREAS, Seller desires to sell, and Buyer desires to buy, those assets and Buyer is willing to assume certain specific obligations and liabilities, for the consideration and on the terms and conditions described herein.

A G R E E M E N T

In consideration of the mutual promises contained herein and intending to be legally bound, the parties agree as follows:

ARTICLE 1
PURCHASE AND SALE OF ASSETS

1.1
Transfer of Assets. Subject to the terms and conditions of this Agreement, on the Closing Date (as defined herein), Seller will sell to Buyer, and Buyer will purchase from Seller, all of Seller's right, title and interest in and to all of the following assets, which are used in or are related to the Business (the "Assets"). The Assets include only the following:

1.1.1
Inventory. All inventory of the Products at all locations world wide, including inventory at third party logistics sites (including finished goods, work-in-process and raw materials and returned Product; collectively, the "Inventory"), a list of which as of July 25, 2006 is set forth in Schedule 1.1.1;

1.1.2
Intellectual Property. Seller’s interest in the following assets listed in Schedule 1.1.2, as well as the good will associated therewith, in each case as used solely in the Business (collectively, the “Intellectual Property”): patents, trademarks and trade names, trademark and trade name registrations, service marks and service mark registrations, copyrights and copyright registrations, the applications therefor and the licenses with respect thereto, and the manufacturing formulae, specifications, processes, artwork, proprietary molds and similar proprietary equipment but specifically excluding all “Advanced Medical Optics” and “AMO” marks, including any and all trademarks or service marks, trade names, slogans or other like property which includes the name “Advanced Medical Optics” or “AMO”, or any derivative thereof and Seller's logo or any derivative thereof;

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1.1.3
Sales, Marketing and Promotion Materials. All of Seller's historical and current sales data material and information, customer lists, wholesaler lists, distribution lists, supplier lists, mailing lists, catalogues, brochures, sales literature, promotional marketing material, advertising material and other selling material pertaining to the Products, including without limitation all market research, competitive intelligence and promotional material, in each case solely related to the Business;

1.1.4
Books and Records. All books and records and all files, documents, papers and agreements (including, but not limited to, those contained in computerized storage media) pertaining to the Assets, the Assumed Liabilities or otherwise to the Business (other than Seller’s corporate books and records), subject to Seller retaining copies of the same, if and as it so chooses;

1.1.5
Assigned Contracts. All rights of Seller under all contracts, guarantees and warranties from third parties pertaining exclusively to the Products and listed on Schedule 1.1.5, subject to the approval of the other parties to such contracts (the "Assigned Contracts"); and

1.1.6
Product Registrations. All Product Registrations (and applications therefor) exclusively related to the Business and listed on Schedule 1.1.6 if and to the extent transferable. “Product Registrations” means all licenses, permits, certificates and other authorizations and approvals required to market any Product as conducted as of the date of this Agreement under the applicable laws of any governmental authority (supranational, national, federal, state, local, municipal, judicial, legislative, executive or regulatory) in the countries in which Products are sold.

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The Assets shall include all Inventory that is acquired by Seller between July 25, 2006 and the Closing Date, and shall exclude any Inventory that is disposed of, sold or consumed between July 25, 2006 and the Closing Date in the ordinary course of business. Buyer shall arrange for transfer of all tangible assets, at Buyer’s own expense, within sixty (60) days of execution of this Agreement, and shall bear all third party costs incurred by Seller in connection with Seller’s assistance provided pursuant to Article 6 of this Agreement.

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ARTICLE 2
CLOSING/PURCHASE PRICE/
ASSUMPTION OF LIABILITIES

2.1
The Closing. The Closing will take place at the offices of the Seller, at 10:00 a.m. Pacific Time on August 31, 2006, or such later date as the parties shall mutually agree to in writing (the “Closing Date”).

2.2	Purchase Price. Subject to the terms and conditions of this Agreement, Buyer agrees to acquire the Assets from Seller, and to pay U.S.$3,750,000 in cash (the "Purchase Price") as follows:

2.2.1	A cash payment of US$750,000 upon execution hereof (the “Initial Payment”); and

2.2.2	A closing payment in the amount of US$3,000,000 (the “Closing Payment”) on the Closing Date

2.3
Payments to Seller. Buyer shall pay the Initial Payment and the Closing Payment by wire transfer in immediately available funds to an account designated by Seller on the execution hereof. The Initial Payment shall be retained by Seller as a non-refundable deposit unless the Seller was in material breach of a representation or warranty set forth in Article 4 of this Agreement on the date hereof, as determined by the dispute resolution process set forth in Section 9.9 of this Agreement.

2.4
Instruments of Conveyance and Transfer. On the Closing Date, Seller shall execute and deliver or cause to be delivered to Buyer (a) the Bill of Sale in the form attached as Exhibit B, (b) the Assignment and Assumption Agreement in the form attached as Exhibit A, and (c) such other documents as may be reasonably requested by Buyer in order to carry out the transactions contemplated by this Agreement.

2.5
Assumption of Certain Liabilities. On the Closing Date, Buyer shall execute and deliver to Seller the Assignment and Assumption Agreement, pursuant to which, Buyer shall assume and agree to pay, perform and discharge when due, the liabilities and obligations of Seller arising out of the Business as follows: (the “Assumed Liabilities”):

2.5.1	Contracts. Liabilities or obligations of Seller which arise after the Closing Date under the terms of the Assigned Contracts; and

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2.5.2	Liabilities Post-Closing. All liabilities or obligations for Losses (as defined below) related to the Assets that are not Retained Liabilities (as defined below).

2.6
Conditions of Closing. The respective obligations of the Buyer and the Seller to consummate the transactions contemplated by this Agreement are subject to the condition that no government order or law makes illegal or enjoins or prevents the consummation of the transactions contemplated by this Agreement. In addition, the obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the conditions that (a) the Seller shall have performed in all material respects its agreements and obligation contained in this Agreement required to be performed by it at or before the Closing Date, and (b) the representations and warranties of the Seller set forth in Article 4 of this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date, as if made on the Closing Date, except for changes contemplated or permitted by this Agreement and those representations and warranties that address matters as of a particular date, which need be true in all material respects only as of such date. The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the conditions that (x) the Seller shall have performed in all material respects its agreements and obligations contained in this Agreement required to be performed by it at or before the Closing Date and (y) the representations and warranties of the Seller set forth in Article 5 of this Agreement shall have been true and correct in all material respects as of the Closing Date, as if made on the Closing Date, except for changes contemplated or permitted by this Agreement and those representations and warranties that address matters as of a particular date, which need be true in all material respects only as of such date. At the Closing Date, the parties shall exchange certificates, signed by a senior officer of each entity, certifying as to the fulfillment of the foregoing conditions.

ARTICLE 3
TRADEMARK LICENSE

3.1
License. Subject to the terms and conditions of this Agreement, Buyer licenses to Seller as of the Closing Date the non-exclusive, worldwide, perpetual, sublicensable, fully paid-up, royalty-free right to use the LENS PLUS trademark on saline solutions and the HYDROCARE trademark on solutions and tablets for disinfecting, cleaning, wetting, storing and/or rinsing contact lenses. Collectively, LENS PLUS and HYDROCARE shall be referred to as the “Licensed Marks”, and all of the aforementioned goods shall be referred to as the “Licensed Products”.

CONFIDENTIAL TREATMENT

3.2
Product Quality of Licensed Products. Seller agrees that after the Closing Date the quality of all Licensed Products in connection with the Licensed Marks shall conform to applicable minimum standards. Buyer agrees that the current quality of all Licensed Products is exceptional, and shall place no requirements on Seller unless the quality of the Licensed Products falls substantially below the present quality.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents, warrants and agrees as follows:

4.1	Organization, Corporate Power and Authority. Seller is duly organized and validly existing under the laws of the State of Delaware.

4.2
Authorization of Agreements. The execution, delivery and performance by Seller of this Agreement have been duly authorized by all necessary corporate action by Seller. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

4.3
Effect of Agreement. The execution, delivery and performance by Seller of this Agreement will not violate the charter documents or bylaws of Seller or any material indenture, material agreement or other material instrument to which Seller is a party, or by which Seller or the Assets are bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument.

4.4
Condition of Property. Except as set forth in Schedule 4.4, Seller has good and marketable title to all of the Assets, except for liens for taxes not yet due and imperfections in title, if any, not material in amount.

4.5
No Brokers or Finders. No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Seller or any of its affiliates in connection with the negotiation, execution or performance of this Agreement, is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement.

CONFIDENTIAL TREATMENT

4.6
Intellectual Property. Except as set forth in Schedule 4.4, to the best of the Seller’s knowledge, Seller is the beneficial owner of or has a valid and subsisting license to use the Intellectual Property, free and clear of all encumbrances, and is not a party to or bound by any contract or other obligation whatsoever that limits or impairs its ability to sell, transfer, assign or convey the Intellectual Property. The Seller is not aware of any third party claim regarding the validity or enforceability of any of the Intellectual Property. The Seller is not aware of any third party claim that the sale of the Products has infringed the intellectual property rights of any other person

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents, warrants and agrees as follows:

5.1	Organization, Corporate Power and Authority. Buyer is duly organized and validly existing under the laws of the State of Nevada.

5.2
Authorization of Agreement. The execution, delivery and performance by Buyer of this Agreement have been duly authorized by all necessary corporate action by Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

5.3
Effect of Agreement. The execution, delivery and performance by Buyer of this Agreement, will not violate the charter documents or bylaws of Buyer or any material indenture, material agreement or other material instrument to which Buyer is a party, or by which Buyer or its properties or assets are bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument.

5.4
No Brokers or Finders. No agent, broker, finder or investment or commer-cial banker, or other Person or firm engaged by or acting on behalf of Buyer or its affiliates in connection with the negotiation, execution or performance of this Agreement is or will be entitled to any broker's or finder's or similar fees or other commissions as a result of this Agreement.

5.5
Transfer of Intellectual Property. Buyer agrees to take all necessary actions, at Buyer’s sole expense, to transfer the legal ownership of the Intellectual Property from Seller to Buyer. Seller agrees to provide reasonable assistance to Buyer to effect such transfers.

5.6
Condition of the Business. Buyer is purchasing the Assets based solely on the results of its inspections and investigations and the representations or warranties of Seller expressly set forth in this Agreement. In light of these inspections and investigations and the representations and warranties made to Buyer by Seller in Article 4 hereof, Buyer is relinquishing any right to any claim based on any representations and warranties other than those specifically set forth in Article 4 hereof. Any claims Buyer may have for breach of representation or warranty shall be based solely on the representations and warranties of Seller set forth in Article 4 hereof. ALL WARRANTIES OF HABITABILITY, MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, AND ALL OTHER WARRANTIES ARISING UNDER THE UNIFORM COMMERCIAL CODE (OR SIMILAR FOREIGN LAWS), ARE HEREBY WAIVED BY PURCHASER.

CONFIDENTIAL TREATMENT

ARTICLE 6
INDEMNIFICATION

6.1
Obligations of Buyer. Buyer agrees to indemnify, defend and hold harmless Seller and its directors, officers, employees, affiliates, agents and assigns from and against any and all Losses, directly or indirectly, as a result of, or based upon or arising from:

6.1.1	Any breach of any representation, warranty or covenant of Buyer made in this Agreement; and

6.1.2 The Assumed Liabilities.

6.2
Obligations of Seller. Seller agrees to indemnify, defend and hold harmless Buyer and its directors, officers, employees, affiliates, agents and assigns from and against all Losses directly or indirectly, as a result of, or based upon or arising from:

6.2.1	Any breach of any representation, warranty or covenant of Seller made in this Agreement;

6.2.2
Any Losses related to returns of product sold by Seller and bearing Seller’s label, and any Losses related to the Business or the Assets that are caused by any reckless or malicious act or omission of Seller prior to the Closing Date (collectively, the “Retained Liabilities”).

6.3	Procedures. The parties agree that the person seeking indemnification (the “Indemnitee”) shall only be entitled to such indemnification if:

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6.3.1	The Indemnitee had, at its own expense, promptly given the person from whom indemnification is sought (the “Indemnitor”) written notice of such claims upon their filing or creation; and

6.3.2
The Indemnitor had been granted the right to take control of the settlement and defense of such claims with counsel reasonably acceptable to the Indemnitee in exchange for the Indemnitor’s written agreement to accept the defense and all liability for the claim without reservation.

The Indemnitee shall at all times reasonably cooperate in the settlement and defense of all claims and shall make available all records, materials and other relevant matter reasonably requested by the Indemnitor in connection with such claims. No party shall have the right to settle any claims in a manner that materially diminishes the rights or interests of the other without that party’s prior written consent, which shall not be unreasonably withheld or delayed. The Indemnitor shall not be liable for any settlement made without its prior written consent. * * *.

CONFIDENTIAL TREATMENT

6.4	Limits. * * *.

6.5
Definition of Loss. "Loss" means any claims, actions, causes of action, judgments, awards, losses, costs, and damages, and all debt, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NO PARTY TO THIS AGREEMENT SHALL BE LIABLE TO OR OTHERWISE RESPONSIBLE TO ANY OTHER PARTY HERETO OR ANY AFFILIATE OF ANY OTHER PARTY HERETO FOR CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES OR FOR DIMINUTION IN VALUE OR LOST PROFITS THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE PERFORMANCE OR BREACH HEREOF OR ANY LIABILITY RETAINED OR ASSUMED HEREUNDER.

ARTICLE 7
TRANSITION ARRANGEMENTS

7.1	Transition Arrangements. * * *

7.2	Analytical and Stability Testing. * * *

7.3	Technology Transfer. * * *

ARTICLE 8
RIGHT OF FIRST REFUSAL

8.1	Right of First Refusal. * * *

ARTICLE 9
GENERAL

9.1
Amendments; Waivers. This Agreement and any schedule or exhibit attached hereto may be amended only by agreement in writing of all parties. No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

CONFIDENTIAL TREATMENT

9.2
Governing Law. Notwithstanding its place of execution or performance, this Agreement shall be governed by and construed in accordance with the laws of the State of California, irrespective of its laws regarding choice or conflict of laws.

9.3
No Assignment. Neither this Agreement nor any rights or obliga-tions under it are assignable, provided that either party may assign the Agreement or any rights or obligations hereunder to a parent company or wholly-owned subsidiary without any consent or approval of the other party.

9.4	Headings. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

9.5
Counterparts. This Agreement and any amendment hereto or any other agreement (or docu-ment) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.

9.6
Publicity and Reports. Seller and Buyer shall coordinate all publicity relating to the transactions contemplated by this Agreement and no party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without obtaining the prior consent of the other party. The parties agree to issue a mutually agreed press release announcing the transaction hereunder upon execution of this agreement to satisfy public filing requirements of Buyer.

9.7
Integration. This Agreement is both a final expression of the parties’ agreement and a complete and exclusive statement with respect to all of its terms. The Exhibits and Schedules referred to in this Agreement are incorporated herein and made a part of this Agreement by this reference. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein.

9.8
Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier, to the party to be notified at its address(es) given below, or at any address such party has previously designated by prior written notice to the other. Notice shall be presumptively deemed to be sufficiently given for all purposes upon the earlier of: (a) the date of actual receipt; (b) if mailed, three calendar days after the date of postmark; or (c) if delivered by overnight courier, the next business day the overnight courier regularly makes deliveries.

CONFIDENTIAL TREATMENT

If to Buyer, notices must be addressed to:

Inyx, Inc.
825 Third Avenue
40th Floor
New York, NY 10022
Attention: Dr. Jack Kachkar

If to Seller, notices must be addressed to:

Advanced Medical Optics, Inc..
1700 S. St. Andrew
Santa Ana, CA 92705.
Attention: General Counsel

9.9
Dispute Resolution. Unless resolved by the parties within 60 days, any controversy or claim (whether such claim sounds in contract, tort, or otherwise) arising out of or relating to this Agreement, or the breach thereof, shall be settled by final and binding arbitration before an arbitrator at JAMS/Endispute, located in Orange County, California, and such arbitration shall be conducted pursuant to then current rules for arbitration of commercial disputes at JAMS/Endispute. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. In no event shall the arbitrator have any right or power to award punitive or exemplary damages

9.10
Non-Competition. Seller shall not anywhere in the world launch a new product with the same specifications as any of the Products acquired by Buyer for a * * * from the Closing Date; provided, however, that it shall not be deemed to be a violation of this Section 9.10 for the Seller or any of its subsidiaries to invest in, own an interest in, or acquire all or a majority of the stock or assets of, or merge into or be acquired by any party which is not engaged primarily in the sale of products having the same specifications as the Products.

9.11
Non-Solicitation. For a period of * * * and after the Closing Date, the Buyer shall not, and shall cause its subsidiaries not to, directly or indirectly, induce or attempt to induce any officers, employees, representatives or agents of the Seller or its subsidiaries to leave the employ of the Seller for employment with the Buyer or its subsidiaries. Similarly, for a period of two years from and after the Closing Date, the Seller shall not, and shall cause its subsidiaries not to, directly indirectly, induce or attempt to induce any officers, employees, representatives or agents of the Buyer or its subsidiaries to leave the employ of the Buyer for employment with the Seller or its subsidiaries. Nothing in this Section 9.11 shall restrict or preclude the Buyer or the Seller or any of their subsidiaries from making generalized searches for employees by the use of advertisements in the media (including trade media) or by engaging search firms to engage in searches that are not targeted or focused on the employees employed by the other party.

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9.12
Tax Matters. Buyer agrees to prepare or cause to be prepared the final purchase price allocation among the Assets and to prepare Internal Revenue Service Form 8594 to be provided to Seller by the end of March 2007.

CONFIDENTIAL TREATMENT

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

BUYER
INYX, INC.

By: /s/ Steve Handley
Name: Steve Handley
Title: President

SELLER
ADVANCED MEDICAL OPTICS, INC.

By: /s/ James V. Mazzo
Name: James V. Mazzo
Title: Chairman, President and CEO